Exhibit A

CATALYST FUNDS

CLASS A MASTER DISTRIBUTION PLAN

AMENDMENT 9

The Class A Master Distribution Plan has been adopted with respect to the following Funds:

Catalyst Value Fund

Catalyst High Income Fund

Catalyst Total Return Income Fund

Catalyst Rising Dividend Income Fund

Catalyst/Groesbeck Growth of Income Fund

Listed Private Equity Plus Fund

America First Quantitative Strategies Fund

America First Absolute Return Fund

Compass EMP Conservative to Moderate Fund

Compass EMP Long-Term Growth Fund

Compass EMP Alternative Investment Fund

Eventide Gilead Fund

Day Hagan Tactical Allocation Fund of ETFs

Catalyst Funds

Dated as of December 28, 2009

By: /s/ Jerry Szilagyi

      Jerry Szilagyi, Trustee